EXHIBIT 10.1

FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT

This First Amendment to Commercial Lease Agreement (the “First Amendment”) is deemed effective as of the 1st day of April, 2005, by and between JUPITER SERVICE CENTER, LTD., a Texas limited partnership (“Landlord”) and MICROTUNE, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H

WHEREAS on March 24, 2000, Landlord and Tenant entered into that certain Commercial Lease Agreement (the “Lease”) whereby Landlord leased, let and demised to Tenant approximately 43,680 square feet of net rentable area located at 2201 10th Street, Suite 100, Plano, Texas 75074 on the real property described on Exhibit “A” to the Lease (the “Premises”); and

WHEREAS Tenant and Landlord now desire to amend the expiration date of the Term and certain other terms.

NOW THEREFORE in consideration of Ten Dollars ($10.00) cash in hand and paid to Landlord, the mutual covenants and agreements herein contained and the mutual benefits accruing to the parties, Landlord and Tenant hereby agree that the Lease shall be and the same hereby is supplemented, modified and amended as follows:

1.	Upon execution of this First Amendment, the expiration date of the Term of the Lease shall be extended to March 31, 2015 (the “Expiration Date”). The period from April 1, 2005 through the Expiration Date is hereinafter referred to as the “Extension Term” and Section 1.(b) is hereby amended accordingly. Section 1.(b) of the Lease is also amended to provide that, to the extent there is not an uncured Event of Default in existence at the time of Tenant’s election and on the Termination Date (as defined hereafter), Tenant shall have the right to terminate the Lease at the expiration of either the sixtieth (60th) or eighty-fourth (84th) month of the Extension Term provided that Tenant (i) provides Landlord with written notice of its election to terminate the Lease at least nine (9) months prior to the applicable proposed date of termination (“Termination Date”), and (ii) on the Termination Date, pays to Landlord a termination fee in the amount of (A) three (3) months worth of Rent payable in accordance with the Lease and (B), if terminating as of the expiration of the sixtieth (60th) month of the Term, the additional amount of Two Hundred Ninety Thousand Dollars ($290,000.00) or, in the alternate, if terminating as of the expiration of the eighty-fourth (84th) month of the Term, the additional amount of One Hundred Ninety-One Thousand Dollars ($191,000.00).

Tenant shall also have the right to holdover for a period of up to six (6) months after the expiration of the Extension Term under the same terms and conditions of the Lease, and notwithstanding the provisions of Section 16.(b) to the contrary, Tenant’s Base Rent obligations for such six (6) months shall continue to be at Nine and 75/00 Dollars ($9.75) per square foot of Net Rentable Area so long as (i) Tenant provides Landlord with notice of such election at least six (6) months prior to the Expiration Date and, (ii) there is no uncured Event of Default in existence as of the commencement of such six (6) month period. All applicable provisions and obligations of the Lease shall apply during such six

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(6) month holding over period and, as of the expiration of the six (6) month holding over period, the provisions of Section 16.(b) shall control (including without limitation, the increased amount of Base Rent) provided therein.

2.	The Extension Term granted by this First Amendment is in satisfaction of the renewal right granted to Tenant pursuant to Section 1.(c) of the Lease. However, Tenant shall have the right to extend the Term for an additional five (5) years beyond the Extension Term at the then current market lease rate for similar space, and Section 1.(c) of the Lease is amended to replace the words “five (5) years” with the words “five (5) years beyond the Extension Term”. All references to “Term” therein shall be replaced with the words “Extension Term”.

3.	The first paragraph of Section 2.(a) of the Lease is amended to provide that Tenant’s obligations for Base Rent under Section 2.(a) after the execution of this First Amendment shall be as follows (to be paid in advance, without demand, deduction, or setoff):

MONTHS IN TERM	MONTHLY BASE RENT	ANNUAL PER SQ FT. BASE RENT
April 1, 2005 – April 30, 2005	$31,850.00	$8.75
May 1, 2005 – September 30, 2005	$-0-	$0.00
October 1, 2005 – March 31, 2006	$31,850.00	$8.75
April 1, 2006 – March 31, 2009	$32,760.00	$9.00
April 1, 2009 – March 31, 2012	$33,670.00	$9.25
April 1, 2012 – the Expiration Date	$35,490.00	$9.75

4.	Section 2.(c) of the Lease is amended to reflect that increases in Operating Expenses for each calendar year, excluding those expenses for Taxes and insurance, shall not exceed four percent (4%) over such charges for the prior calendar year.

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5.	In connection with the extension of the Term of the Lease as provided for in this First Amendment, Landlord shall provide to Tenant an Improvement Allowance in the amount of Two Hundred Eighteen Thousand Four Hundred Dollars ($218,400.00) toward re-painting, re-carpeting, changing the office configuration, or making any other type of improvements to the Premises which Tenant elects and that have been approved by Landlord in advance in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided however, such improvements must be made prior to March 31, 2007. At the time of completion of such improvements, Landlord shall pay such Improvement Allowance. Landlord’s contractor will complete all such improvements upon Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and such improvements shall be subject to all applicable provisions of Exhibit “B” to the Lease as amended hereby.

6.	Section 11(a) (4) shall be deleted in its entirety and the following substituted therefor:

“(4) SUFFERED BY, RECOVERED FROM OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES BY THE EMPLOYEES, AGENTS, CONTRACTORS, OR INVITEES OF TENANT OR ITS SUBTENANTS OR ASSIGNEES. HOWEVER, SUCH INDEMNIFICATION OF THE INDEMNIFIED PARTIES BY TENANT SHALL NOT BE APPLICABLE IF SUCH LOSS, DAMAGE OR INJURY IS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS DULY AUTHORIZED AGENTS OR EMPLOYEES.”

7.	Section 11(b) shall be amended such that the first sentence thereof shall be deleted in its entirety and the following substituted therefor:

“LANDLORD SHALL NOT BE LIABLE TO TENANT OR THOSE CLAIMING BY, THROUGH, OR UNDER TENANT FOR ANY INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR THE DAMAGE TO OR THEFT, DESTRUCTION, LOSS, OR LOSS OF USE OF ANY PROPERTY OR INCONVENIENCE (A “LOSS”) CAUSED BY CASUALTY, THEFT, FIRE, THIRD PARTIES, OR ANY OTHER MATTER (INCLUDING LOSSES ARISING THROUGH REPAIR OR ALTERATION OF ANY PART OF THE BUILDING, OR FAILURE TO MAKE REPAIRS, OR FROM ANY OTHER CAUSE), UNLESS THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD CAUSED SUCH LOSS IN WHOLE OR IN PART.”

8.	Section 14(a) of the Lease is amended to allow Tenant without obtaining the prior written consent of Landlord to (i) assign the Lease by operation of law, merger or any other change of control transaction to any third party that acquires all or substantially all of the assets of Tenant or a controlling interest in Tenant through such transaction and (ii) to sublease the Lease to an approved third party provided that 50% of any profits of the sublease shall be paid to Landlord within ten (10) days after Tenant’s receipt thereof. Tenant shall further have the right to advertise that any portion of the Premises is available for lease. Landlord’s approval of any sublessee shall not be unreasonably withheld, conditioned or delayed.

9.	Section 19(a)(1)(C)(i) shall be deleted in its entirety and the following substituted therefor:

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“the total rent that Tenant would have been required to pay for the lesser of (x) the remainder of the Term or (y) five (5) years, including the additional amount of (i) three (3) months worth of Rent and (ii) Two Hundred Ninety Thousand Dollars ($290,000.00), discounted to Present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus”.

10.	Section 19(a)(2)(C) shall be deleted in its entirety and the following substituted therefor:

“all rent and other sums required to be paid by Tenant during the lesser of (x) the remainder of the Term or (y) five (5) years, including the additional amount of (i) three (3) months worth of Rent and (ii) Two Hundred Ninety Thousand Dollars ($290,000.00), diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises; however, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for a reletting.”

11.	The final paragraph of Section 19(a) shall be amended by inserting the phrase “to the extent permitted by Section 93.002 of the Texas Property Code (as amended)” between the words “Additionally,” and “without” in the first (1st) line thereof.

12.	Tenant’s contact information provided in the eighth (8th) line of Section 24(c) shall be deleted in its entirety and the following shall be substituted therefor: “(972) 673-1876, Attn.: General Counsel”.

13.	Landlord and Tenant agree that, as the rights pursuant to those sections have already expired, Sections 28 and 29 of the Lease are hereby deleted in their entirety.

14.	All terms not expressed or defined in this First Amendment share the meanings assigned in the Lease.

15.	Except as modified and amended hereby, each and every term and condition of the Lease as amended is and shall remain in full force and effect. Landlord and Tenant each hereby acknowledge and agree that the Lease as modified hereby represents the fully valid and binding obligation of Landlord and Tenant as appropriate and that there are no offsets, claims or defenses thereto, and Tenant acknowledges that there are no defaults or conditions that with the passage of time or the giving of notice could become defaults thereunder. A true and correct copy of the Lease is attached hereto as Exhibit “A” and made a part hereof for all purposes.

16.	The parties executing this First Amendment on behalf of Landlord and Tenant acknowledge that they have full power and authority to bind Landlord and Tenant, as appropriate, to the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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LANDLORD:

JUPITER SERVICE CENTER, LTD., a Texas limited partnership

By:	Jupiter General, Inc.,
its General Partner

By:	/s/ John R. Bunten, Jr.
Name:	John R. Bunten, Jr.
Title:	President
Date:	April 8, 2005

TENANT:

MICROTUNE, INC., a Delaware corporation

By:	/s/ Albert H. Taddiken
Name:	Albert H. Taddiken
Title:	Chief Operating Officer
Date:	April 8, 2005

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